Exhibit 99.1
LOAN AGREEMENT AMENDMENT
          WHEREAS on February 26, 2009, BROOKFIELD (US) CORPORATION (the “Lender”) established a revolving term credit facility in favor of BROOKFIELD HOMES HOLDINGS INC. (the “Borrower”) in an amount equal to a maximum of $25,000,000 (the “Loan Agreement”);
          AND WHEREAS the parties wish to amend the Loan Agreement as set forth herein;
          NOW THEREFORE, the Borrower and the Lender agree as follows:
1.	Interpretation: Capitalized terms used herein and not defined shall have the respective meanings given to such terms in the Loan Agreement.
2.	Definitions: Section 1.1 of the Loan Agreement is hereby amended to add a definition of “Facility Repayment Guarantor” as follows:
Section 1.1.35 “Facility Repayment Guarantor” means a Brookfield Homes Entity holding Acquired Property.
3.	Maximum Available Amount: Section 1.1.29 of the Loan Agreement is hereby amended to increase the maximum available amount by $5,000,000 to $30,000,000.
4.	Credit Facility: Article 2 of the Loan Agreement is hereby amended to add Section 2.9 Repayment Guarantee as follows: Each of the Facility Repayment Guarantors hereby, jointly and severally irrevocably and unconditionally guarantees, on an unsecured senior basis, to the Lender and its successors and assigns that: (a) the principal of, or interest on the Loan shall be promptly paid in full on the Due Date, whether by acceleration, repayment or otherwise, and interest on the overdue principal of and interest on the Loan, if any, and all other obligations of the Borrower to the Lender hereunder, whether for payment of principal of, or interest on the Loan and all other monetary obligations of the Borrower under this Facility and the Loan shall be promptly paid in full or performed, all in accordance with the terms hereof; and (b) in case of any extension of time of payment or renewal of any Loan or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Facility Repayment Guarantors shall be jointly and severally obligated to pay the same immediately. Each Facility Repayment Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
5.	Loan Agreement Remains in Effect: Except as otherwise provided herein, all other terms and conditions of the Loan Agreement, as amended, shall remain in force and effect.

          THE PROVISIONS of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein.
          DATED this 21st day of May, 2009.

BROOKFIELD HOMES HOLDINGS INC.
By:	/s/ CRAIG J. LAURIE
	Name:	Craig J. Laurie
	Title:	Chief Financial Officer

BROOKFIELD (US) CORPORATION
By:	/s/ WILLIAM POWELL
	Name:	William Powell
	Title:	Vice President and Treasurer

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